UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 9, 2012

PEOPLES EDUCATIONAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50916	41-1368898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Market Street, Saddle Brook, NJ  07663
(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code: (201) 712-0090

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

(a)
On January 9, 2012, Peoples Educational Holdings, Inc. (the “Company”) received a letter (“Notice”) from The NASDAQ Stock Market LLC (“Nasdaq”) notifying the Company that, based on a review of the Company’s Market Value of Publicly Held Shares (MVPHS) for the last 30 consecutive business days, the Company no longer complies with the MVPHS requirement for continued listing on The Nasdaq Capital Market.  Nasdaq Marketplace Rule 5550(a)(5) requires a minimum MVPHS of $1,000,000 (the “MVPHS Requirement”).

The Notice has no immediate effect on the listing of the Common Stock on The Nasdaq Capital Market.  Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(D), the Company has been provided a compliance period of 180 calendar days, or until July 9, 2012, to regain compliance with the MVPHS Requirement.  The Notice further provides that, if at any time before July 9, 2012, the Company’s MVPHS closes at $1,000,000 or more for a minimum of 10 consecutive business days, Nasdaq will provide written confirmation stating that the Company has achieved compliance with the MVPHS Requirement.

The Notice also provides that, if the Company does not regain compliance with the MVPHS Requirement by July 9, 2012, Nasdaq will provide notice that the Company’s Common Stock will be subject to delisting.  The Company would have the right to appeal a determination to delist its Common Stock, and the Common Stock would remain listed on The Nasdaq Capital Market until the completion of the appeal process.

The Company estimated that it will need to maintain a closing bid price of at least $0.86 per share for a minimum of 10 consecutive business days to regain compliance with the MVPHS Requirement.

The Company previously reported that, on December 7, 2011, it received a letter from Nasdaq notifying the Company that it no longer complied with Nasdaq Marketplace Rule 5550(a)(2), which requires a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”) for continued listing on The Nasdaq Capital Market, and providing an initial compliance period ending June 4, 2012, to regain compliance with the Minimum Bid Price Requirement.  If the Company regains compliance with the Minimum Bid Price Requirement, it will also regain compliance with the MVPHS Requirement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES EDUCATIONAL HOLDINGS, INC. (Registrant) By: /s/ Brian T. Beckwith Name: Brian T. Beckwith Title: President and Chief Executive Officer

Date:  January 11, 2012